Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BofI Holding, Inc., pertaining to BofI Holding, Inc.’s 2014 Stock Incentive Plan for the registration of 920,000 shares of BofI Holding Inc. common stock, of our report dated September 11, 2012 on the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of BofI Holding, Inc. for the year ended June 30, 2012, which report is included in BofI Holding Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

/s/ Crowe Horwath LLP

Costa Mesa, California
October 29, 2014